EXHIBIT 24.1

                                POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that Ultramar Diamond Shamrock Corporation (the "Corporation") hereby constitutes and appoints Timothy J. Fretthold, H. Pete Smith, Curtis V. Anastasio, and Todd Walker, and each of them, its true and lawful attorney or attorneys-in-fact, with full power of substitution and revocation,to sign a Registration Statement of the Corporation andcertain of its subsidiaries on Form S-3 for the purpose of registering, pursuant to the Securities Act of 1933, up to $700,000,000 in the aggregate of Common Stock (and associated stock purchase rights), Preferred Stock, Senior Debt, Subordinated Debt, Guaranties, Partnership Securities, and Trust Securities of the Corporation and certain of its subsidiaries, and to sign any or all amendments and any or all post-effective amendments to such Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission granting unto said attorney or attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, hereby ratifying and confirming all that said attorney or attorneys-in-fact or any of them or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

ULTRAMAR DIAMOND SHAMROCK CORPORATION


/s/ R. R. Hemminghaus
    R. R. HEMMINGHAUS, CHAIRMAN
    AND CHIEF EXECUTIVE OFFICER


Dated: February 4, 1998